EXHIBIT (a)(1)(i)

SYMMETRICOM, INC.

OFFER TO PURCHASE OUTSTANDING OPTIONS

WITH EXERCISE PRICES EQUAL TO OR GREATER THAN $8.00

FOR CASH

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:01 P.M., PACIFIC TIME,

ON TUESDAY, JUNE 24, 2003, UNLESS THE OFFER IS EXTENDED

MAY 28, 2003

Symmetricom, Inc. is offering to purchase from its eligible employees certain outstanding stock options at the purchase price per share of our common stock subject to eligible options set forth on Schedule C attached hereto. We refer to the applicable purchase price set forth on Schedule C as the option purchase price.

We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase and in the related Election Form (which together, as they may be amended from time to time, constitute the offer).

This offer relates only to eligible options, which are currently outstanding stock options to purchase shares of our common stock with an exercise price equal to or greater than $8.00 and that were granted under either of the following plans:

•	the Symmetricom 1999 Employee Stock Option Plan, as amended through the date hereof, which we refer to as the Symmetricom 1999 Plan; or

•	the Datum, Inc. 1994 Incentive Stock Plan, as amended through the date hereof, which we refer to as the Datum Plan.

We sometimes refer to the Symmetricom 1999 Plan and the Datum Plan collectively as the Plans.

You are eligible to participate in this offer only if you:

•	are an employee of Symmetricom or one of its subsidiaries on May 28, 2003, and remain an employee of Symmetricom or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date;

•	reside in the United States, Puerto Rico or the United Kingdom;

•	are not an officer of Symmetricom who is listed on Schedule B or a member of the board of directors of Symmetricom; and

•	hold at least one eligible option on the expiration date.

We refer to our employees who meet these eligibility requirements as eligible employees.

You are not required to tender any of your eligible options. However, if you choose to tender any of your eligible options you must tender all or none of the options that were granted to you on a single grant date and at the same exercise price.

We will pay the option purchase price for each properly tendered option not validly withdrawn if the tendered options are accepted for payment following completion of the offer. We will accept for payment all properly tendered options not validly withdrawn. All eligible options we accept for payment will be cancelled shortly following the expiration date and options cancelled will no longer be exercisable after that time. This offer is not conditioned upon a minimum number of eligible options being tendered. This offer is subject to the conditions that we describe in Section 6 of this offer.

Although our board of directors has approved this offer, neither Symmetricom nor its board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to elect to tender your eligible options.

Concurrently with this offer, we are offering the officers of Symmetricom who are listed on Schedule B the opportunity to exchange for shares of restricted stock certain options with exercise prices equal to or greater than $8.00 and that were granted under either of the Plans. We refer to that concurrent offer as the Concurrent Offer to Exchange. The options subject to the Concurrent Offer to Exchange relate to an aggregate of 1,055,003 shares of our common stock.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “SYMM.” On May 27, 2003, the closing sales price of our common stock as quoted on the Nasdaq National Market was $4.49 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your options.

As of May 27, 2003, options to purchase 8,673,297 shares of our common stock were issued and outstanding under all of our stock option plans, including the Plans. Of these options, eligible employees held outstanding eligible options to purchase 1,064,455 shares of our common stock. The shares of common stock issuable upon exercise of options we are offering to purchase for cash represent approximately 2.5% of the total shares of our common stock outstanding as of May 27, 2003.

You should direct questions about this offer or requests for assistance to Bill Dee, Vice President, Controller at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948. You are also invited to send questions about this offer to tenderoffer@symmetricom.com, and you will receive a response.

IMPORTANT

IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE ELECTION FORM SO THAT WE RECEIVE IT BEFORE 9:01 P.M., PACIFIC TIME, ON TUESDAY, JUNE 24, 2003. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO ELECT EFFECTIVELY TO TENDER OPTIONS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO TENDER WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THOSE ELIGIBLE OPTIONS IN THIS OFFER.

WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO TENDER ELIGIBLE OPTIONS FROM, OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY ELECTION TO TENDER SUCH OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF SYMMETRICOM OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN SYMMETRICOM AND EACH EMPLOYEE REMAINS “AT WILL.”

THIS OFFER TO PURCHASE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1

THE OFFER		7

Section 1.	Option Purchase Price; Expiration Date	7
Section 2.	Purpose of the Offer	8
Section 3.	Procedures	9
Section 4.	Withdrawal Rights	10
Section 5.	Acceptance for Purchase of Options and Payment of Cash Amount	11
Section 6.	Conditions of the Offer	12
Section 7.	Price Range of Common Stock	14
Section 8.	Source and Amount of Funds	14
Section 9.	Information About Symmetricom, Inc.	14
Section 10.	Interests of Directors and Officers; Transactions and Arrangements About the Options	16
Section 11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer	16
Section 12.	Legal Matters; Regulatory Approvals	17
Section 13.	Material U.S. Federal Income/Withholding Tax Consequences	17
Section 14.	Material Tax Consequences for Employees who are Bona Fide Residents of Puerto Rico During the Entire Taxable Year	17
Section 15.	Material Tax Consequences for Employees who are Tax Residents of the United Kingdom	18
Section 16.	Extension of Offer; Termination; Amendment	19
Section 17.	Fees and Expenses	19
Section 18.	Additional Information	19
Section 19.	Forward-Looking Statements; Miscellaneous	21

SCHEDULE A	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SYMMETRICOM, INC.	22

SCHEDULE B	OFFICERS OF SYMMETRICOM, INC. WHO ARE NOT ELIGIBLE TO PARTICIPATE IN THIS OFFER TO PURCHASE BUT WHO ARE ELIGIBLE TO PARTICIPATE IN THE CONCURRENT OFFER TO EXCHANGE	23

SCHEDULE C	OPTION PURCHASE PRICES	24

(i)

INDEX TO SUMMARY TERM SHEET

QUESTIONS AND ANSWERS ABOUT THE OFFER		1

1.	What securities is Symmetricom offering to purchase?	1
2.	Are all of my stock option grants eligible for this offer?	1
3.	Are unvested options eligible for purchase?	1
4.	For how much will Symmetricom purchase the options?	1
5.	If I accept the purchase offer, do I have to tender all of my eligible stock options?	1
6.	Who is eligible to participate in this offer?	1
7.	How was the option purchase price determined?	2
8.	What will happen to any options I hold that are not eligible for the offer or that I elect not to tender?	2
9.	Why is Symmetricom making the offer?	2
10.	Is this a repricing?	2
11.	Are there conditions to this offer?	2
12.	Apart from receiving the option purchase price, what are the consequences of participating in the offer?	2
13.	How do I find out the details regarding my existing stock options?	3
14.	Can I tender options that I have already exercised or shares that I have purchased through the Employee Stock Purchase Plan?	3
15.	When will I receive payment for my options that are accepted for payment?	3
16.	How will Symmetricom fund the payment for the tendered options?	3
17.	How does a leave of absence impact the offer?	3
18.	What are the tax consequences if I tender my eligible options in the offer?	4
19.	What are the tax consequences if I do not elect to tender my eligible options in the offer?	4

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO TENDER OPTIONS FOR PURCHASE		4

20.	When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?	4
21.	What do I need to do?	4
22.	During what period of time may I change my previous election?	5
23.	Do I have to return an Election Form if I do not want to tender my eligible options?	5
24.	What happens if I don’t submit an Election Form by the expiration date?	5
25.	What happens to my options if I do not accept the offer or if my options are not accepted for purchase?	5
26.	Do I have to participate in the offer?	5
27.	What do the officers and the members of our board of directors think of this offer?	5
28.	What are the risks in tendering my stock options?	5
29.	Is there any information regarding Symmetricom that I should be aware of?	6
30.	What are the accounting consequences to Symmetricom of making this offer?	6
31.	Will someone at Symmetricom advise me on what I should do in the offer?	6
32.	Whom should I contact if I have additional questions about the offer?	6

(ii)

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read the entirety of this Offer to Purchase and the accompanying Election Form carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Purchase where you can find a more complete description of the topics in this summary.

QUESTIONS AND ANSWERS ABOUT THE OFFER

1.    What securities is Symmetricom offering to purchase?

We are offering to purchase eligible options. (Question 2). The eligible options were granted under either of the following plans:

•	the Symmetricom 1999 Employee Stock Option Plan, as amended through the date hereof, which we refer to as the Symmetricom 1999 Plan; or

•	the Datum, Inc. 1994 Incentive Stock Plan, as amended through the date hereof, which we refer to as the Datum Plan.

We sometimes refer to the Symmetricom 1999 Plan and the Datum Plan collectively as the Plans.

2.    Are all of my stock option grants eligible for this offer?

Not necessarily. Eligible options are those currently outstanding stock options to purchase shares of our common stock that were granted under either of the Plans to eligible employees and that have an exercise price equal to or greater than $8.00 per share. We are offering to purchase only those options that are held by eligible employees that remain eligible from the date of this offer through the expiration of the offer. (Section 1).

3.    Are unvested options eligible for purchase?

Yes. All your options that are otherwise eligible for purchase in the offer may be tendered, regardless of whether they are vested or unvested.

4.    For how much will Symmetricom purchase the options?

We will pay the purchase price per share of our common stock subject to eligible options set forth on Schedule C attached hereto. We refer to the applicable purchase price set forth on Schedule C as the option purchase price.

5.    If I accept the purchase offer, do I have to tender all of my eligible stock options?

No. However, if you choose to tender any eligible options then you must tender all or none of the options that were granted to you on a single grant date and at the same exercise price. (Section 1).

6.    Who is eligible to participate in this offer?

You are eligible to participate in this offer only if you:

•	are an employee of Symmetricom or one of its subsidiaries on May 28, 2003, and remain an employee of Symmetricom or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date;

•	reside in the United States, Puerto Rico or the United Kingdom;

•	are not an officer of Symmetricom who is listed on Schedule B or a member of the board of directors of Symmetricom; and

•	hold at least one eligible option on the expiration date.

We refer to our employees who meet these eligibility requirements as eligible employees.

7.    How was the option purchase price determined?

The Black-Scholes option valuation method was used to value the options. We assumed a stock price of $4.49 per share, which was the closing sales price of our common stock on May 27, 2003, as quoted on the Nasdaq National Market. We assumed expected annualized volatility from 70% to 89%, a risk free interest rate matching the exercise term and other assumptions about expected lives of the options. With these assumptions, we calculated an option purchase price value for each exercise price of eligible options as set forth on Schedule C. The option purchase prices generally are lower for options with higher exercise prices and increase for options with longer terms. However, because different methodologies and assumptions would lead to different valuations, you should make your own independent decision as to whether to accept our offer.

8.    What will happen to any options I hold that are not eligible for the offer or that I elect not to tender?

Those options will remain outstanding on their existing terms and conditions. The vesting schedules of any outstanding options that are not eligible, or elected, for purchase in the offer will remain unchanged.

9.    Why is Symmetricom making the offer?

We believe that many of our outstanding options are not achieving their intended purpose. The options that we are offering to purchase for cash have exercise prices ranging from $8.00 to $18.00 per share, while the closing price of our common stock on May 27, 2003, as reported on the Nasdaq National Market, was $4.49 per share and has been below $8.00 per share for some time. These options are most likely not currently providing significant incentives to employees, and, at the same time, they reduce the pool of employee stock options otherwise available for issuance under our Plans. By offering to purchase these eligible options, we hope to provide immediate value to the holders of eligible options and enhance the flexibility of the Plans. Assuming all eligible options are purchased in the offer and exchanged in the Concurrent Offer to Exchange, approximately 1,064,455 shares will be returned to the pool of options available for new grants under the Plans.

10.    Is this a repricing?

No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive the option purchase price for the eligible options you tender in the offer.

11.    Are there conditions to this offer?

Although the offer is not conditioned upon a minimum number of eligible options being tendered, the offer is subject to a number of other conditions described in Section 6.

12. Apart	from receiving the option purchase price, what are the consequences of participating in the offer?

If you elect to tender your eligible options for the option purchase price, you also must:

•	acknowledge that your outstanding option agreement(s) relating to the eligible options you elected to tender have been cancelled and automatically rendered null and void, and irrevocably release all your rights thereunder; and

•	authorize Symmetricom to deduct from the aggregate option purchase price you will receive upon payment for your properly tendered options the amount of the applicable withholding taxes. (Section 13).

In addition, if you elect to tender your eligible options for the option purchase price you will not be eligible to receive any stock option grants from us for the period ending six months and one day after the expiration date. If we were to grant you any options before the expiration of the six month and one-day period, our grant of those options to you would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of your option shares elected to tender and to the extent the per share exercise price of such options is less than the per share exercise price of the options you elect to tender for purchase. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

13.    How do I find out the details regarding my existing stock options?

A summary sheet of your eligible options has been provided to you with this offer. In addition, you can check your E*TRADE OptionsLink account for the current status of your options or you can also contact Bill Dee, Vice President, Controller at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948 or send an email to tenderoffer@symmetricom.com.

14. Can	I tender options that I have already exercised or shares that I have purchased through the Employee Stock Purchase Plan?

No. This offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options, through our employee stock purchase plan or otherwise, whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and can be tendered for purchase pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

15.    When will I receive payment for my options that are accepted for payment?

We will pay the option purchase price for each properly tendered option accepted for payment promptly following the expiration date. (Question 4). No interest will accrue and no interest will be paid on any of the option purchase price, regardless of when paid. (Section 5). You may not defer receipt of the option purchase price.

16.    How will Symmetricom fund the payment for the tendered options?

We will use cash on hand to make payment on the terms set forth in this offer with respect to all properly tendered options not validly withdrawn. (Section 8).

17.    How does a leave of absence impact the offer?

Employees who are participating in Symmetricom-approved sabbaticals or other Symmetricom-approved leaves of absence may participate in the offer.

18.    What are the tax consequences if I tender my eligible options in the offer?

The option purchase price paid to option holders who tender eligible options will be taxed as ordinary compensation income of the option holder in the year received. The option purchase price will be subject to withholding of income, employment taxes and, if applicable, 401(k) contribution amounts. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (Sections 13-15).

19.    What are the tax consequences if I do not elect to tender my eligible options in the offer?

If you elect not to tender your eligible options in the offer, there should be no immediate tax consequences.

We do not believe that our offer to you will change any of the terms of your eligible incentive stock options. However, the Internal Revenue Service (IRS) may characterize our offer to you as a “modification” of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

If you choose not to tender your eligible incentive stock options, we recommend that you consult with your own tax adviser to determine the tax consequences of the exercise of your incentive stock options or sale of the common stock that you will receive when you exercise those incentive stock options.

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES

FOR ELECTING TO TENDER OPTIONS FOR PURCHASE

20.    When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

The offer expires on Tuesday, June 24, 2003, at 9:01 P.M., Pacific Time, unless we extend it. We call this date the expiration date. No exceptions will be made to this deadline. If you wish to tender any eligible options, you must return a properly completed and signed Election Form so that we receive it by this deadline.

Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 6:00 A.M., Pacific Time, on the next business day following the previously scheduled expiration of this offer. (Section 16).

21.    What do I need to do?

If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to us so that we receive it by 9:01 P.M., Pacific Time, on Tuesday, June 24, 2003, unless the offer is extended. (Section 3) We can reject any Election Forms received after this deadline.

Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (408) 876-6409, attention Bill Dee, Vice President, Controller. Delivery by e-mail will not be accepted. Within 5 business days after receiving your Election Form, we will send you an e-mail confirming our receipt of your Election Form. If you have questions about delivery, you may contact Bill Dee at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948. You should carefully review the Offer to Purchase, the Election Form, and all of their attachments before making your election.

If we extend the offer beyond Tuesday, June 24, 2003, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (Section 3). We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. (Section 6). Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly tendered promptly after the expiration of this offer.

22.    During what period of time may I change my previous election?

You will have the right to withdraw your tendered options at any time before the expiration date. We intend to make our decision either to accept all properly tendered options or to reject them all on the business day after this offer expires. (Section 4).

23.    Do I have to return an Election Form if I do not want to tender my eligible options?

No. You need to complete and deliver the Election Form to us by the deadline specified above only if you choose to tender any of your eligible options. (Section 3).

24.    What happens if I don’t submit an Election Form by the expiration date?

If you do not submit an Election Form by the expiration date, we will assume that you chose not to tender any of your eligible options for cash.

25.	What happens to my options if I do not accept the offer or if my options are not accepted for purchase?

Nothing. If you do not accept the offer, or if we do not accept any options tendered for purchase, you will keep all of your current options and you will not receive any cash. No changes will be made to your current options. (See also Question 19)

26.    Do I have to participate in the offer?

No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment with Symmetricom.

27.    What do the officers and the members of our board of directors think of this offer?

Although our board of directors has approved this offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should elect to tender or refrain from tendering your options for cash.

28.    What are the risks in tendering my stock options?

Because the cash to be received by you for your properly tendered options may range from $0.50 to $2.15 per share, depending upon the exercise price of the options being purchased, less any applicable withholding taxes, if the price of our common stock rises substantially above the exercise price of your current stock options, you could receive more income by retaining the options. On the other hand, if the stock price rises but does not increase above the exercise price by more than the option purchase price, you would receive a greater benefit by tendering your eligible options in the offer. In addition, if you elect to tender your eligible options for the option purchase price you will not be eligible to receive any stock option grants from us for the period ending six months and one day after the expiration date. (Question 12).

29.    Is there any information regarding Symmetricom that I should be aware of?

Your decision whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business.

Therefore, before making your decision, you should carefully review this offer, including the information about Symmetricom set forth in Section 9 of this document. This information includes certain financial information that we have incorporated by reference in this offer by reference to our Annual Report on Form 10-K for the year ended June 30, 2002 and our Quarterly Reports on Form 10-Q for the periods ended September 30, 2002, December 31, 2002 and March 31, 2003. (Section 9).

You may also find additional information about us on our website at www.symmetricom.com. The information on our website is not deemed to be a part of this offer.

30.    What are the accounting consequences to Symmetricom of making this offer?

If consummated, this offer will result in a compensation charge to us of approximately $1,340,253.91 if all of the eligible options are tendered and accepted for purchase. This charge will be reflected on our consolidated financial statements for the quarter in which the offer is consummated.

31.    Will someone at Symmetricom advise me on what I should do in the offer?

Symmetricom cannot advise you on whether to keep or tender your eligible options. We recommend you discuss your personal situation with your own professional advisor and then decide whether or not to participate in the offer.

32.    Whom should I contact if I have additional questions about the offer?

For additional information about the offer, you can contact Bill Dee, Vice President, Controller at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948, or send an email to tenderoffer@symmetricom.com.

THE OFFER

Section 1.    Option Purchase Price; Expiration Date

We are offering to purchase from our eligible employees certain outstanding stock options at the purchase price per share of our common stock subject to eligible options set forth on Schedule C attached hereto. We refer to the applicable purchase price set forth on Schedule C as the option purchase price.

We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase and in the related Election Form (which together, as they may be amended from time to time, constitute the offer).

This offer relates only to eligible options, which are currently outstanding stock options to purchase shares of our common stock with an exercise price equal to or greater than $8.00 and that were granted under either of the following plans:

•	the Symmetricom 1999 Employee Stock Option Plan, as amended through the date hereof, which we refer to as the Symmetricom 1999 Plan; or

•	the Datum, Inc. 1994 Incentive Stock Plan, as amended through the date hereof, which we refer to as the Datum Plan.

We sometimes refer to the Symmetricom 1999 Plan and the Datum Plan collectively as the Plans. Each of the Plans is an employee benefit plan as defined in Rule 405 under the Securities Act. As of May 27, 2003, under all of our stock option plans, including the Plans, there were outstanding options to purchase 1,064,455 shares of our common stock that were eligible for this offer and outstanding options to purchase 7,608,842 shares of our common stock that were not eligible for this offer.

You are eligible to participate in this offer only if you:

•	are an employee of Symmetricom or one of its subsidiaries on May 28, 2003, and remain an employee of Symmetricom or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date;

•	reside in the United States, Puerto Rico or the United Kingdom;

•	are not an officer of Symmetricom who is listed on Schedule B or a member of the board of directors of Symmetricom; and

•	hold at least one eligible option on the expiration date.

We refer to our employees who meet these eligibility requirements as eligible employees.

Our offer is subject to the terms and conditions described in this Offer to Purchase and the Election Form. We will not accept eligible options unless they are properly elected for purchase and not validly withdrawn in accordance with Section 4 of this Offer to Purchase before the offer expires on the expiration date.

You are not required to tender any of your eligible options. However, if you choose to tender any of your eligible options you must tender all or none of the options that were granted to you on a single grant date and at the same exercise price.

Upon the terms and subject to the conditions of this offer, we will accept for purchase, and purchase, eligible options to purchase shares of our common stock that are properly tendered on or before the expiration date and are not validly withdrawn in accordance with Section 4. This offer is not conditioned upon a minimum number of eligible options being tendered. This offer is subject to the conditions that we describe in Section 6 of this Offer to Purchase.

The term expiration date means 9:01 P.M., Pacific Time, on June 24, 2003, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term expiration date will refer to the latest time and date at which the offer expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease or otherwise change the consideration we will give you as consideration for your eligible options;

•	change the number or type of options eligible to be tendered in the offer; or

•	increase the number of options eligible to be elected for tender in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 9:01 P.M. through 9:00 P.M., Pacific Time.

Section 2.    Purpose of the Offer

We issued the options outstanding under the Symmetricom 1999 Plan and assumed the options outstanding under the Datum Plan, to promote our long-term growth and success and the creation of stockholder value by:

•	encouraging employees to focus on critical long-range objectives;

•	encouraging the attraction and retention of employees with exceptional qualifications; and

•	linking employee’s interests directly to those of stockholders through increased stock ownership.

We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. These options are most likely not currently providing significant incentives to employees, and, at the same time, they reduce the pool of employee stock options otherwise available for issuance under our Plans. By offering to purchase these eligible options, we hope to provide immediate value to the holders of eligible options and enhance the flexibility of the Plans. Assuming all eligible options are purchased in the offer, approximately 1,064,455 shares will be returned to the pool of options available for new grants under the Plans.

From time to time, we evaluate, and sometimes undertake, strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. Further, from time to time we may make changes in our current board of directors or any committee of the board of directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee assignments and revisions to our audit committee and compensation committee charters) including any changes that we deem necessary or appropriate in light of the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules under it, the Nasdaq National Market’s revised corporate governance rules and other or existing or future laws or regulations regarding corporate governance or other issues.

We have reviewed strategic alternatives with regard to the Trusted Time Division, which may result in reducing all or a portion of our ownership in this business before the end of the fiscal fourth quarter of 2003.

These actions may impair some or all of the $12 million in goodwill associated with this business as well as result in certain other restructuring costs related to this business. In addition, we are pursuing plans to further consolidate manufacturing facilities acquired in the acquisitions of TrueTime, Inc. and Datum, Inc. in October 2002 and reduce future manufacturing and operating costs. We anticipate that additional charges will be incurred over the next year to consolidate our Irvine and Beverly manufacturing locations.

Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, including those filings referenced in Section 9 of this Offer to Purchase, we currently have no definitive plans or proposals that relate to or would result in:

(a)  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)  any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

(c)  any material change in our current dividend policy, or our indebtedness or capitalization;

(d)  any change in our current board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

(e)  any other material change in our corporate structure or business;

(f)  our common stock’s not being authorized for listing on a national securities exchange;

(g)  our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)  the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to our plans or acquisitions by us pursuant to our previously authorized and disclosed stock repurchase program; or

(j)  any change in our Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Symmetricom by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE AND THE ACCOMPANYING ELECTION FORM AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO TENDER YOUR ELIGIBLE OPTIONS.

Section 3. Procedures

Making Your Election.    To accept this offer, you must make your election on the Election Form and sign and deliver it to us so that we receive it before the expiration date, which is 9:01 P.M., Pacific Time, June 24, 2003, unless extended.

Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date, to:

2300 Orchard Parkway

San Jose, California

95131-1017

Attn: Bill Dee, Vice President, Controller.

Alternatively, you may send your Election Form by fax to (408) 876-6409, attention Bill Dee, Vice President, Controller. Delivery by e-mail will not be accepted. Within 5 business days after receiving your Election Form, we will send you an e-mail confirming our receipt of your Election Form. If you have questions about delivery, you may contact Bill Dee at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948. You do not need to return your stock option agreements for your eligible options to effectively elect to tender your eligible options. Your stock option agreements relating to the eligible options you elected to tender will be automatically cancelled and rendered null and void, upon our acceptance of your properly tendered eligible options to which they relate.

By tendering your eligible options and returning to us your completed Election Form, you are:

•	acknowledging that your outstanding option agreement relating to the eligible options you elected to tender has been cancelled and automatically rendered null and void and irrevocably releasing all your rights thereunder; and

•	authorizing us to deduct from the aggregate option purchase price you will receive upon payment for your properly tendered options the amount of the applicable withholding taxes.

Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your eligible options and our acceptance of any eligible options you may elect to tender.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND USE OF CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. As described in Section 6, we will make a decision either to accept all of the properly tendered options or to reject them all on the business day after this offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the purchase of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

Our Acceptance Constitutes an Agreement.    If you elect to tender your eligible options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of this offer on the date of our acceptance of your properly tendered and not validly withdrawn eligible options.

Section 4. Withdrawal	Rights

You may withdraw tendered options only by following the procedures described in this Section 4.

You may withdraw the options you have elected to tender for purchase at any time before 9:01 P.M., Pacific Time, on June 24, 2003. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

You can also withdraw your options elected for tender after the expiration of this offer if we have not provided notice that we have accepted options elected for tender after the expiration of forty business days from the commencement of the offer.

To validly withdraw the options you have elected to tender, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

The notice of withdrawal must specify the name of the option holder who is electing to withdraw the options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to tender the options sought to be withdrawn, exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. If you elect to withdraw options, you must withdraw all or none of the options granted to you on the same grant date and at the same exercise price.

You may not rescind any withdrawal, but you may re-elect to tender eligible options. Any options you withdraw will thereafter be deemed not properly elected for tender for purposes of the offer unless you properly re- elect to tender those options before the expiration date by submitting a new Election Form and following the procedures described above.

As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject them all on the business day after this offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5. Acceptance	for Purchase of Options and Payment of Cash Amount

Upon the terms and subject to the conditions of this offer, and promptly after the expiration date, we will accept for purchase all options properly tendered and not validly withdrawn on or before the expiration date. Upon our acceptance of your eligible options you elect to tender, your currently outstanding option agreements relating to the tendered eligible options will be cancelled and automatically rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights thereunder. If we extend the date by which we are permitted to accept and cancel the options properly tendered, you will be paid, in accordance with the terms and conditions of this offer, upon the expiration of the end of any extension.

You will receive the full option purchase price per share (less applicable withholding taxes), as calculated as provided in this offer, for your options that are properly tendered and are accepted for payment promptly after the expiration date.

If you are not an employee residing in the United States, Puerto Rico or the United Kingdom on the date this offer is made or you are not an employee residing in the United States, Puerto Rico or the United Kingdom on the date this offer expires, you will not be eligible to accept this offer.

Under no circumstances will interest accrue or be paid on amounts to be paid to tendering option holders, regardless of when payment of any portion of the cash amount is made or if there is any delay in making any cash payment for any reason.

Section 6. Conditions	of the Offer

Upon expiration of this offer, assuming none of the events listed in this Section 6 has occurred, we will promptly accept all of the properly tendered eligible options or reject them all. If we reject them all, we will communicate this to you by e-mail by 5:00 P.M., Pacific Time, on the business day after this offer expires. If we accept all of the properly tendered options, they will be purchased and cancelled as described herein. If we reject them all, you will keep all of your current options and you will not receive any cash.

Notwithstanding any other provision of the offer, we will not be required to accept any eligible options elected for purchase, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options elected for purchase, in each case, subject to certain securities laws limitations, if at any time on or after May 28, 2003 and before the expiration date of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of eligible options elected for purchase (in which case, promptly after we determine the occurrence of such event or events, we will notify you of the event or events upon which we based our decision to terminate or amend this offer or postpone our acceptance and cancellation of eligible options elected for purchase):

(a)  if we are required by the Securities and Exchange Commission or other regulatory agency to extend the expiration date beyond June 29, 2003;

(b)  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for tender pursuant to this offer;

(c)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)  make the acceptance for purchase or the purchase of some or all of the options elected for tender illegal or otherwise restrict or prohibit consummation of this offer;

(ii)  delay or restrict our ability, or render us unable, to accept for purchase or to purchase options for some or all of the options elected for exchange; or

(iii)  materially and adversely affect the business, condition (financial or other), income, operations or prospects of Symmetricom;

(d)  there shall have occurred:

(i)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)  any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Symmetricom or on the trading in our common stock;

(vi)  in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

(vii)  any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 28, 2003;

(e)  there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

(f)  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)  any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 28, 2003;

(ii)  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 28, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(g)  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Section 7.    Price Range of Common Stock

There is no established trading market for the eligible options. Our common stock is quoted on the Nasdaq National Market under the symbol “SYMM.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the Nasdaq National Market.

	High	Low
Year Ended June 30, 2001
Fourth Quarter	$18.43	$11.65

Year Ended June 30, 2002
First Quarter	15.09	4.00
Second Quarter	8.90	4.29
Third Quarter	9.22	5.84
Fourth Quarter	7.00	2.94

Year Ended June 30, 2003
First Quarter	3.87	2.50
Second Quarter	4.40	2.38
Third Quarter	5.04	3.05
Fourth Quarter (April 1 through May 27, 2003)	4.65	3.79

As of May 27, 2003, the last reported sale price of our common stock, as quoted on the Nasdaq National Market, was $4.49 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

Section 8.    Source and Amount of Funds

As of May 27, 2003, there were issued and outstanding options to purchase 1,064,455 shares of our common stock that are eligible to participate in this Offer to Purchase, and an additional 1,055,003 shares that are eligible to participate in the offer described in the Concurrent Offer to Exchange (as defined in Section 9). If we receive and accept for purchase all outstanding eligible options in this offer, the aggregate option purchase price will be $1,340,253.91.

We anticipate making the payment to tendering option holders for the purchase of options pursuant to this offer and the payment of related fees and expenses from available cash on hand.

Section 9. Information	About Symmetricom, Inc.

General

Symmetricom is the leading supplier of precise timing standards to industry, government, utilities, research centers, aerospace and enterprise. We supply scientific and business solutions for customers who demand reliable products and engineering expertise in a variety of applications including timing, testing, verification and/or the measurement of a time and frequency-based signal. We are the recognized technology and market leader for rubidium clocks, cesium clocks and hydrogen masers. Our products and services also include timing elements and innovative business broadband access devices for wireline and wireless networks as well as professional services. Our products play an important role in the operation, bandwidth optimization, and quality of service of wireline, wireless and broadband communications networks. Our products enable our customers to increase performance and efficiency in today’s evolving communications environment.

Our customers include worldwide public network providers, incumbent local exchange carriers, or ILECs, post telephone and telegraph companies, or PTTs, competitive local exchange carriers, or CLECs, other telephone companies, wireless service providers, cable television operators, distributors and systems integrators, internet service providers, or ISPs, and communications original equipment manufacturers, or OEMs. With the addition of customers from TrueTime and Datum, we have successfully entered into the governmental, financial, pharmaceutical, legal and defense sectors.

Our principal executive offices are located at 2300 Orchard Parkway, San Jose, California 95131-1017, and our telephone number is (408) 433-0910.

Additional Financial Information

This Offer to Purchase and the Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Purchase incorporate certain financial information about Symmetricom included in:

•	our Annual Report to our stockholders for the fiscal year ended June 30, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

Please see Section 18 of this document for information about how to obtain copies of our SEC filings.

In addition, we have provided the following additional financial information for your reference. Numbers are in thousands, except for share data.

	Year ended		Nine months ended
	June 30, 2002	June 30, 2001	March 31, 2003	March 31, 2002
	(in thousands, except per share amounts)
Summary Financial Data
Net sales	$72,643	$152,668	$95,639	$54,952
Gross profit(1)	25,991	66,492	35,043	20,277
Earnings (loss) from continuing operations	(5,695)	28,824	(29,045)	(3,668)
Net earnings (loss)	(5,285)	29,330	(29,045)	(3,258)

Earnings (loss) from continuing operations per share basic	(0.25)	1.23	(0.87)	(0.16)
Net earnings (loss) per share basic	(0.23)	1.25	(0.87)	(0.14)

Earnings (loss) from continuing operations per share diluted	(0.25)	1.15	(0.87)	(0.16)
Net earnings (loss) per share diluted	(0.23)	1.17	(0.87)	(0.14)

Shares used in computing net income (loss) per share:
Basic	22,572	23,474	33,465	22,698
Diluted	22,572	25,005	33,465	22,698

	As of		As of
	June 30, 2002	June 30, 2001	March 31, 2003	March 31, 2002
	(in thousands, except per share amounts)
Balance Sheet Data
Current assets	$87,938	$114,901	$105,775	$94,639
Non current assets	42,372	40,502	141,661	39,238
Current liabilities	19,078	27,577	33,556	19,894
Non current liabilities	7,043	7,709	10,295	6,854

(1)

For the quarter ended March 31, 2003, we reclassified our amortization of product-related technology intangibles from operating expenses to costs of sales. Prior periods have also been reclassified for consistency. The amortization of intangible assets relates to certain products and technology that were acquired from Datum, Inc., TrueTime, Inc., NetMonitor, Ltd., a wholly owned subsidiary of Kestrel Solutions, Inc., Hewlett-Packard Company’s Communications Synchronization Business and Telmax Communications Corporation. This reclassification allows the amortization to better reflect the nature of these expenses.

Section 10.    Interests of Directors and Officers; Transactions and Arrangements About the Options

Neither our officers who are listed on Schedule B nor non-employee members of our board of directors are eligible to tender options under this Offer to Purchase. Non-employee members of our board of directors are not eligible to tender options for exchange under the Concurrent Offer to Exchange. Our officers who are listed on Schedule B are eligible to participate in the Concurrent Offer to Exchange.

A list of our directors and executive officers and the number of options beneficially owned by each of them is attached to this Offer to Purchase as Schedule A.

The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to and including May 28, 2003:

On May 27, 2003, Symmetricom granted Anthony Lavia, an executive officer, options to purchase 25,000 shares of common stock at $4.49 per share.

Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Symmetricom, or to our knowledge, by any executive officer, director, or affiliate of Symmetricom. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 65 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

As of May 15, 2003 our executive officers and directors (14 persons) as a group held options outstanding to purchase a total of 2,953,873 shares of our common stock. This number represented approximately 34.1% of the shares subject to all options outstanding as of that date. None of the officers that are listed on Schedule B are eligible to participate in this Offer to Purchase; however, each of those officers is eligible to participate in the Concurrent Offer to Exchange.

Section 11.    Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible options we acquire in connection with the offer will be cancelled immediately upon expiration of the offer, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the respective Plans. To the extent such shares are not issued as restricted stock in connection with the Concurrent Offer to Exchange, the shares will be available for new grants to directors, employees and other eligible Plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed. If consummated, this offer will result in a compensation charge to us of up to $1,340,253.91 if all of the eligible options are tendered and accepted for purchase. This charge will be reflected on our consolidated financial statements for the quarter in which the offer is consummated.

We believe that Symmetricom will not incur any other compensation expense solely as a result of the transactions contemplated by this offer because we will not grant any new options to tendering employees for at least six months and one day after the date that we accept and cancel options elected for exchange. If we were to grant any options to any option holder before the expiration of the six month and one-day period, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the option holder’s option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

Section 12.    Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or the payment of the option purchase price for options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept tendered options and to pay the option purchase price therefore is subject to the conditions described in Section 6.

Section 13.    Material U.S. Federal Income/Withholding Tax Consequences

The following is a general summary of the material federal income tax and withholding tax consequences of the offer only for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

The cash amounts paid to option holders who tender options for cancellation are taxed as ordinary compensation income of the option holders in the year received. This income is subject to withholding of income and employment taxes.

You will not be subject to current income tax if you do not elect to exchange your eligible options for restricted stock.

Section 14.	Material Tax Consequences for Employees who are Bona Fide Residents of Puerto Rico During the Entire Taxable Year

The following is a general summary of the material Puerto Rico and U.S. income tax and withholding tax consequences of the offer only for employees who are bona fide residents of Puerto Rico during the entire taxable year. This discussion is based on the Puerto Rico Internal Revenue Code of 1994, as amended (which we refer to in this Section as the “Puerto Rico Code”), the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the “Code”), their legislative history, regulations thereunder, and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PUERTO RICO, U.S., STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

The cash amounts paid to option holders who tender options for cancellation are taxed as ordinary compensation income of the option holders in the year received. This income is subject to withholding of Puerto Rico income taxes, and U.S. and Puerto Rico employment taxes. The amount of the income taxes withheld will not necessarily reflect your precise income tax liability on the ordinary compensation income derived from the cash amounts paid. If your income tax liability exceeds the amount withheld, it is your responsibility to pay the excess.

Pursuant to Section 933 of the Code, an individual who is a bona fide resident of Puerto Rico during the entire taxable year is not generally subject to U.S. income tax on income derived from sources within Puerto Rico. Since ordinary compensation income constitutes compensation for the rendering of personal services, such ordinary compensation income should be deemed to be derived from sources within Puerto Rico if the personal services were rendered within Puerto Rico. Therefore, a bona fide resident of Puerto Rico during the entire taxable year would not be subject to U.S. income tax on the cash amounts paid if the ordinary compensation income is deemed to be derived from sources within Puerto Rico. However, the cash amounts paid to such a bona fide resident of Puerto Rico during the entire taxable year would be subject to Puerto Rico income tax as ordinary compensation income under the Puerto Rico Code.

You will not be subject to current income tax if you do not elect to exchange your eligible options for cash.

Section 15. Material	Tax Consequences for Employees who are Tax Residents of the United Kingdom

The following is a general summary of the tax consequences of the cancellation of eligible options in exchange for cash consideration for eligible employees subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering tendering their eligible options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange for Cash Consideration

You will be subject to income tax and National Insurance Contributions as a result of the exchange of an existing option for a cash payment on the amount of the cash payment.

Withholding and Reporting

Your employer is required to withhold and report income tax and National Insurance Contributions when the cash payment is issued to you. As you know, tax calculations are complex and specific to your individual situation. Your employer is withholding based on a method designed to estimate the applicable tax, but the amount withheld will not necessarily reflect your precise individual tax on the payment. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.

Section 16. Extension	of Offer; Termination; Amendment

We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options surrendered or tendered for purchase by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

Prior to the expiration date of the offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

Prior to the expiration date of the offer, we may terminate the offer if any of the conditions described in Section 6 occurs. In such event, any tendered eligible options will continue to be held by the tendering option holder as if no tender had occurred.

As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by changing the number or type of options eligible to be purchased in the offer.

We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 6:00 A.M., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

•	increase or decrease what we will give you as payment for your eligible options; or

•	change the number or type of options eligible to be tendered in the offer; or

•	increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

Section 17.    Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender eligible options under this offer.

Section 18.    Additional Information

This Offer to Purchase is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to sell your options:

(a)  our annual report on Form 10-K for the fiscal year ended June 30, 2002, filed with the SEC on August 30, 2002;

(b)  our joint proxy statement/prospectus for our 2002 Annual Meeting of Stockholders included in our registration statement on Form S-4/A, filed with the SEC on September 13, 2002;

(c)  our quarterly reports on Form 10-Q for our quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, filed with the SEC on November 13, 2002, February 12, 2003 and May 14, 2003, respectively;

(d)  our current reports on Form 8-K, filed with the SEC on August 2, 2002, October 8, 2002, October 30, 2002, November 13, 2002, December 20, 2002, January 7, 2003 and May 1, 2003; and

(e)  the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on July 20, 1999 and as updated by our current report on Form 8-K, filed with the SEC on August 2, 2002, including any further amendments or reports we file for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “SYMM” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide, without charge, to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Symmetricom, Inc.

Attention: Investor Relations

2300 Orchard Parkway

San Jose, California 95131-1017

or by telephoning us at (408) 433-0910 between the hours of 8:00 A.M. and 5:00 P.M. Pacific Time.

As you read the documents listed in this Section 18, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Purchase, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in this Offer to Purchase about Symmetricom should be read together with the information contained in the documents to which we have referred you in this Offer to Purchase.

Section 19.    Forward-Looking Statements; Miscellaneous

This offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to tender be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Symmetricom, Inc.

May 28, 2003

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

SYMMETRICOM, INC.

The directors and executive officers of Symmetricom and their positions and offices as of May 15, 2003 are set forth in the following table:

Name	Positions And Offices Held	Options Beneficially Owned	Percentage Of Outstanding Options
Erik H. van der Kaay	Chairman of the Board	729,501	8.4%
Alfred F. Boschulte(2)(3)	Director	44,511	*
Robert T. Clarkson(1)(3)	Director	45,000	*
Elizabeth A. Fetter(2)	Director	51,413	*
Robert M. Neumeister(2)	Director	60,000	*
Richard W. Oliver(1)	Director	80,000	*
Krish A. Prabhu(1)	Director	60,000	*
Richard N. Snyder(3)	Director	60,000	*
Thomas W. Steipp	Director, Chief Executive Officer and President	936,001	10.8%
William Slater	Chief Financial Officer and Secretary	260,000	3.0%
Frederick B. Stroupe	Executive Vice President and General Manager—Telecom Solutions Division	304,804	3.5%
Elizabeth Withers	Executive Vice President and General Manager—Timing, Testing and Measurement Division	50,000	*
Anthony Lavia	Executive Vice President and General Manager—Broadband Network Division	205,000	2.4%
John A. Bernardi	Executive Vice President and General Manager—Trusted Time Division	67,643	*
All directors and executive officers as a group (14 persons)		2,953,873	34.1%

*	Less than 1%.
(1)	Member of the Nominating and Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Stock Option and Compensation Committee.

The address of each director and executive officer is: c/o Symmetricom, Inc., 2300 Orchard Parkway, San Jose, California 95131-1017.

SCHEDULE B

OFFICERS OF SYMMETRICOM, INC. WHO ARE NOT ELIGIBLE

TO PARTICIPATE IN THIS OFFER TO PURCHASE BUT WHO

ARE ELIGIBLE TO PARTICIPATE IN THE CONCURRENT OFFER TO EXCHANGE

Name
Thomas W. Steipp
John A. Bernardi
Bruce Bromage
Michael Gordon
Ilan Havared
Anthony Lavia
Debbie Mackie
Dale Pelletier
Kishan Shenoi
William Slater
Frederick B. Stroupe
Elizabeth Withers

SCHEDULE C

OPTION PURCHASE PRICES

Exercise price of cancelled option	Purchase Price per share underlying the cancelled options	Exercise price of cancelled option	Purchase Price per share underlying the cancelled options
$ 8.0000	$0.69	$12.5100	$1.38
$ 8.0100	$2.11	$12.5625	$1.10
$ 8.0900	$2.15	$12.8125	$0.78
$ 8.2200	$1.08	$13.0000	$1.26
$ 8.7500	$0.64	$13.3125	$1.08
$ 9.0600	$1.36	$13.3750	$0.78
$ 9.1900	$1.74	$13.9375	$0.69
$ 9.3300	$1.06	$13.9380	$0.69
$ 9.4583	$0.72	$14.0000	$0.67
$ 9.5000	$1.18	$14.1250	$0.68
$ 9.6900	$1.68	$14.2500	$1.10
$ 9.7500	$1.10	$14.4000	$1.09
$10.2800	$1.02	$14.4375	$0.61
$10.4600	$0.88	$14.6100	$1.20
$10.5833	$0.77	$14.6875	$0.67
$10.6667	$1.14	$14.8125	$0.90
$10.9167	$0.82	$14.8750	$0.92
$11.2500	$0.79	$15.1250	$0.50
$11.3300	$1.48	$15.4583	$0.51
$11.6875	$1.19	$15.7600	$1.07
$11.7500	$0.89	$15.9375	$0.85
$11.8750	$0.77	$16.5000	$1.00
$12.1875	$0.86	$16.7500	$0.77
$12.2500	$0.80	$16.9375	$0.66
$12.4375	$0.85	$17.0313	$0.73
$12.5000	$0.76	$18.0000	$0.67